Exhibit 10.1

EXECUTION VERSION

FIRST INCREMENTAL AMENDMENT AND JOINDER AGREEMENT

FIRST INCREMENTAL AMENDMENT AND JOINDER AGREEMENT (this “Agreement”) dated as of November 21, 2011 relating to the Credit Agreement dated as of May 18, 2011 (the “Credit Agreement”) among MoneyGram International, Inc., a Delaware corporation (“Holdco”), MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., a national banking association, as LC Issuer, as the Swing Line Lender, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent. This Agreement amends and restates, and replaces in its entirety, that certain similarly-captioned agreement dated as of November 14, 2011 by and among those same parties party hereto.

RECITALS:

The Borrower has, by notice (the “Incremental Notice”) to the Administrative Agent dated November 8, 2011 delivered pursuant to Section 2.25(a) of the Credit Agreement (a copy of which notice has been delivered to the Lenders and is attached as Exhibit A hereto), requested Incremental Term Loans in an aggregate principal amount of up to $150,000,000. Each financial institution identified on the signature pages hereto (or that becomes party hereto prior to the Tranche B-1 Funding Date (as defined below) through a joinder to this Agreement in the form of Exhibit B hereto (an “Additional Joinder”)) as a “Tranche B-1 Lender” (each, a “Tranche B-1 Lender”) agrees severally, on the terms and conditions set forth herein and in the Credit Agreement, to provide an Incremental Term Loan (the aggregate principal amount of such Incremental Term Loans not to exceed the amount set forth herein) and to become, if not already, a Lender for all purposes under the Credit Agreement.

The parties hereto therefore agree as follows:

SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

SECTION 2. Making the Incremental Term Loans. (a) Each Tranche B-1 Lender severally (and not jointly) agrees, on the terms and subject to the conditions set forth in this Agreement, to make an Incremental Term Loan (each, a “Tranche B-1 Loan”) to the Borrower on the Tranche B-1 Funding Date in the amount set forth opposite such Incremental Term Lender’s name in Schedule 1 to this Agreement under the caption “Tranche B-1 Commitment” (or, in the case of any Tranche B-1 Lender that becomes party hereto through an Additional Joinder, as set forth in its Additional Joinder) (its “Tranche B-1 Commitment”). The Tranche B-1 Loans shall constitute a separate Class of Term Loans under the Credit Agreement, distinct from the Class of Term Loans made by the Lenders on the Effective Date. No amount of any Tranche B-1 Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Tranche B-1 Funding Date, each Tranche B-1 Lender shall make available funds equal to its Tranche B-1 Commitment in immediately available funds to the Administrative Agent at its address specified pursuant to Article 13 of the Credit Agreement. Gross proceeds required to be funded by each Tranche B-1 Lender with respect to its Tranche B-1 Loan shall be equal to 98.00% of the principal amount of such Tranche B-1 Loan.

(b) The following amendments are made to Sections 1.01 and 2.01 of the Credit Agreement to reflect the foregoing:

(i) Section 1.01: The following new defined terms are added to Section 1.01 in appropriate alphabetical order:

“First Incremental Agreement” means the First Incremental Amendment and Joinder Agreement dated as of November 14, 2011 among Holdco, the Borrower, the Tranche B-1 Lenders identified therein and the Administrative Agent.

“Tranche B-1 Commitment” means, for each Tranche B-1 Lender, the amount as defined therefor in the First Incremental Agreement.

“Tranche B-1 Funding Date” means the date on which the Tranche B-1 Loans are made (if at all) pursuant to the First Incremental Agreement.

“Tranche B-1 Lender” means the “Tranche B-1 Lenders” identified in and party to the Incremental Agreement.

“Tranche B-1 Loan” has the meaning set forth in Section 2.01.

For the avoidance of doubt, the “Applicable Margin” and “Maturity Date” for each Tranche B-1 Loan shall be as provided for all Term Loans in the Credit Agreement as in effect on the date hereof.

(ii) Section 2.01: The existing text of Section 2.01 of the Credit Agreement is designated to be clause “(a)” thereof, and the following new clause (b) is added to read in full as follows:

(b) Each Tranche B-1 Lender severally (and not jointly) agreed, on the terms and subject to the conditions set forth in the First Incremental Agreement, to make an Incremental Term Loan (each, a “Tranche B-1 Loan”) to the Borrower on the Tranche B-1 Funding Date in the amount of such Tranche B-1 Lender’s Tranche B-1 Commitment. The Tranche B-1 Loans shall constitute a separate Class of Term Loans under the Credit Agreement, distinct from the Class of Term Loans made by the Lenders on the Effective Date. No amount of any Tranche B-1 Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Tranche B-1 Funding Date, each Tranche B-1 Lender shall make available funds equal to its Tranche B-1 Commitment in immediately available funds to the Administrative Agent at its address specified pursuant to Article 13 of the Credit Agreement. Gross proceeds required to be funded by each Tranche B-1 Lender with respect to its Tranche B-1 Loan shall be equal to 98.00% of the principal amount of such Tranche B-1 Loan.

SECTION 3. Amendments to Effect Tranche B-1 Loan Repayment. Section 2.02 of the Credit Agreement is hereby amended by adding the following text to the end of existing clause (a) thereof:

The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Tranche B-1 Lender, (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2011, an amount equal to 0.25% of the aggregate principal amount of the Tranche B-1 Loans outstanding on the Tranche B-1 Funding Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(a)) and (ii) on the Term Loan Maturity Date, the aggregate principal amount of such Tranche B-1 Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

SECTION 4. Prepayment Premium. Section 2.10(b) is hereby amended by inserting, immediately after the words “Effective Date” where they appear therein the parenthetical phrase: “(or, in the case of Tranche B-1 Loans, twelve months after the Tranche B-1 Funding Date)”.

SECTION 5. Use of Proceeds. Section 6.02 of the Credit Agreement is amended by adding the following sentence immediately prior to the existing last sentence thereof:

The Tranche B-1 Loans shall be used (x) to prepay, repay or redeem the Second Lien Indebtedness, including any fees, expenses and premiums payable in connection therewith and (y) for any other purpose permitted by Section 6.02.

SECTION 6. Representations and Warranties of the Borrower and Holdco. The Borrower and Holdco represent and warrant that as of the date hereof and as of the Tranche B-1 Funding Date:

(a) Each of the representations and warranties contained in Article 5 of the Credit Agreement are true and correct as of the Tranche B-1 Funding Date in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(b) Each of the Loan Parties has the power and authority and legal right to execute and deliver this Agreement and to perform its obligations under the Loan Documents to which it is a party (in each case in this Section 6, as amended by this Agreement). The execution and delivery by each of the Loan Parties of this Agreement and the performance of its obligations under the Loan Documents to which it is a party have been duly authorized by proper corporate or other organizational proceedings, and the Loan Documents to which each such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) Neither the execution and delivery by any Loan Party of this Agreement, nor the consummation of the transactions contemplated by the Loan Documents, nor compliance with the provisions thereof will violate (x) any applicable law, rule, regulation, ruling, order, writ, judgment, injunction, decree or award binding on Holdco or any of its Subsidiaries or any Property of such Person or (y) Holdco’s or any Material Domestic Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, or substantially equivalent governing document, as the case may be, or (z) the provisions of any note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation (each a “Contract”) to which Holdco or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with, result in a breach of any provision thereof or constitute a default thereunder (or result in an event which, with notice or lapse of time or both, would constitute a default thereunder), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or (except for the Liens created by the Loan Documents and Permitted Liens) result in, or require, the creation or imposition of any Lien in, of or on the Property of Holdco or any of its Subsidiaries pursuant to the terms of any such note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation, except with respect to clauses (x) or (z), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any lien could not reasonably be expected to result in a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Holdco or any of its Material Domestic Subsidiaries, is required to be obtained by Holdco or any of its Material Domestic Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

SECTION 7. Conditions to Effectiveness of this Agreement. This Agreement shall become effective as of the date first written above when the Administrative Agent shall have received from the Borrower, Holdco, each other Guarantor, each Tranche B-1 Lender and the Administrative Agent an executed counterpart hereof or other written confirmation (in form satisfactory to the Administrative Agent) that such party has signed a counterpart hereof (and, with respect to any Tranche B-1 Lender that becomes party hereto through an Additional Joinder, upon receipt by the Administrative Agent of an executed counterpart thereof by such additional Tranche B-1 Lender, the Borrower, Holdco, each other Guarantor and the Administrative Agent).

SECTION 8. Conditions to Funding of Tranche B-1 Loans. The obligation of each Tranche B-1 Lender to fund its Tranche B-1 Loan shall be effective as of the first date (the “Tranche B-1 Funding Date”) subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 8:

(a) At the time of the Incremental Notice and upon the effectiveness of this Agreement, no Default or Unmatured Default shall exist and on the Tranche B-1 Funding Date (and after giving effect to the funding of the Tranche B-1 Loans on the Tranche B-1 Funding Date) no Default or Unmatured Default shall exist;

(b) the Borrower shall be in compliance with the covenants set forth in Section 6.22 of the Credit Agreement determined on a pro forma basis as of the last day of the date of the most-recently ended fiscal quarter, in each case, as if such Tranche B-1 Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith;

(c) the First Lien Leverage Ratio calculated on a pro forma basis shall not exceed 2.5 to 1.0 if the proceeds from the Tranche B-1 Loans are used to prepay, repay or redeem the Second Lien Indebtedness, including any premiums payable in connection therewith;

(d) after giving effect to such Tranche B-1 Loans, the aggregate principal amount of all Term Loans and the aggregate amount of Revolving Commitments (used and unused) at such time would not exceed the amount set forth in clause (a) of the definition of Maximum First Priority Obligations Amount as set forth in the Intercreditor Agreement;

(e) The Administrative Agent shall have received for further distribution to the Tranche B-1 Lenders a certificate, dated as of the Tranche B-1 Funding Date and signed by a Financial Officer of the Borrower, certifying as to the conditions set forth in clauses (a) through (d) of this Section 8, together with reasonably detailed calculations demonstrating compliance with clauses (b) and (c) of this Section 8.

(f) The Tranche B-1 Lenders, the Administrative Agent and Merrill Lynch (for the account of the Bookrunners (as defined in that certain fee letter dated as of the date hereof among the Borrower and certain Affiliates of the Tranche B-1 Lenders)) shall have received all fees and expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) required to be paid, and all expenses for which invoices have been presented, on or before the Tranche B-1 Funding Date.

(g) The Administrative Agent shall have received such certificates, resolutions or other documents of the Loan Parties as the Administrative Agent may reasonably require in connection herewith, including all documents and certificates it may reasonably request relating to (i) the organization, existence and good standing of each Loan Party, (ii) the corporate or other authority for and validity of this Agreement and (iii) the incumbency of the officers of each Loan Party executing this Agreement, and other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(h) Any Term Note requested by a Lender pursuant to Section 2.16 of the Credit Agreement to evidence such Tranche B-1 Lender’s Tranche B-1 Loan shall have been issued by the Borrower payable to the order of each such requesting Lender.

(i) The Administrative Agent shall have received an opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent and dated the Tranche B-1 Funding Date.

(j) Since December 31, 2010, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Each Tranche B-1 Lender that is not a Lender under the Credit Agreement before giving effect to this Agreement shall have received, sufficiently in advance of the Tranche B-1 Funding Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act that has been reasonably requested by such Tranche B-1 Lender at least 5 Business Days prior to the Tranche B-1 Funding Date.

(l) The Administrative Agent and the Tranche B-1 Lenders shall be reasonably satisfied that, substantially simultaneously with the funding of the Tranche B-1 Loans, the proceeds of the Tranche B-1 Loans shall be applied to redeem Second Lien Indebtedness (including any fees, expenses and premiums payable in connection therewith and accrued interest thereon) in the manner contemplated by the Indenture as modified by the Fifth Supplemental Indenture and the Sixth Supplemental Indenture substantially in the form of the draft thereof delivered to the Administrative Agent prior to the date of this Agreement.

SECTION 9. Acknowledgment of Tranche B-1 Lenders. Each Tranche B-1 Lender expressly acknowledges that neither the Administrative Agent nor any other Lender nor any of their Related Parties has made any representations or warranties to it and that no act by the Administrative Agent, any other Lender or any of their Related Parties hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, any other Lender or any of their Related Parties. Each Tranche B-1 Lender represents that it has, independently and without reliance upon the Administrative Agent, the other Lenders or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to provide its Incremental Term Loans hereunder and enter into this Agreement. Each Tranche B-1 Lender also represents that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Tranche B-1 Lender hereby (a) confirms that it has received a copy of the Credit Agreement and each other Loan Document and such other documents and information as it deems appropriate to make its decision to enter into this Agreement and (b) agrees that it shall be bound by the terms of the Credit Agreement as a Lender thereunder and that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 10 Appointment and Authority. Each Tranche B-1 Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Tranche B-1 Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Tranche B-1 Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Tranche B-1 Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 of the Credit Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article 8, Article 9 and Article 10 of the Credit Agreement (including Section 9.06 of the Credit Agreement, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11. Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of New York but giving effect to federal laws applicable to national banks.

SECTION 12. Confirmation of Guarantees and Security Interests. By signing this Agreement, each Loan Party hereby confirms that (i) the obligations of the Credit Parties under the Credit Agreement as modified hereby (including with respect to the Tranche B-1 Loans contemplated by this Agreement) and the other Loan Documents (x) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guaranty, the Collateral Documents and the other Loan Documents, (y) constitute (A) Obligations for purposes of the Credit Agreement, the Guaranty, the Security Agreement and all other Collateral Documents and (B) First Priority Obligations for purposes of the Intercreditor Agreement, (ii) notwithstanding the effectiveness of the terms hereof, the Guaranty, the Collateral Documents and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and (iii) each Tranche B-1 Lender shall be a “Secured Party” and a “Lender” (including without limitation for purposes of the definitions of “Cash Management Bank”, “Hedge Bank” and “Required Lenders” contained in Section 1.01 of the Credit Agreement) for all purposes of the Credit Agreement and the other Loan Documents. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Collateral Agent by such Person pursuant to each Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as increased hereby.

SECTION 13. Credit Agreement Governs. Except as set forth in this Agreement, the Tranche B-1 Loans shall be subject to the provisions of the Credit Agreement and the other Loan Documents that apply to “Loans”, “Term Loans” and “Incremental Term Loans” thereunder. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 15. Miscellaneous. This Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. The Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby (including reasonable fees and expenses of Davis Polk & Wardwell LLP). The provisions of this Agreement are deemed incorporated into the Credit Agreement as if fully set forth therein. To the extent required by the Credit Agreement, the Borrower and the Administrative Agent hereby consent to each Tranche B-1 Lender that is not a Lender as of the date hereof becoming a Lender under the Credit Agreement on the Tranche B-1 Funding Date.

SECTION 16. Termination. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Tranche B-1 Lenders’ respective Tranche B-1 Commitments hereunder shall terminate if the Tranche B-1 Funding Date has not occurred on or prior to December 2, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MONEYGRAM INTERNATIONAL, INC. MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. MONEYGRAM PAYMENT SYSTEMS, INC. MONEYGRAM OF NEW YORK, LLC

By:	/s/ James E. Shields
Name:	James E. Shields
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Tranche B-1 Lender and as Administrative Agent

By:	/s/ Debra E. Delvecchio
Name:	Debra E. Delvechio
Title:	Managing Director

TRANCHE B-1 LENDERS MORGAN STANLEY BANK, N.A., as Tranche B-1 Lender

By:	/s/ Barry Price
Name: Barry Price Title: Authorized Signatory

TRANCHE B-1 LENDERS JPMORGAN CHASE BANK, N.A., as Tranche B-1 Lender

By:	/s/ Gregory T. Martin
Name: Gregory T. Martin Title: Vice President

TRANCHE B-1 LENDERS WELLS FARGO BANK, N.A., as Tranche B-1 Lender

By:	/s/ Tracy L. Moosbrugger
Name: Tracy L. Moosbrugger Title: Managing Director

SCHEDULE 1

Tranche B-1 Lender	Tranche B-1 Commitment
Bank of America, N.A.	$60,000,000.00
Morgan Stanley Bank, N.A.	$40,000,000.00
JPMorgan Chase Bank, N.A.	$20,000,000.00
Wells Fargo Bank, N.A.	$20,000,000.00
Total: $140,000,000.00